Exhibit 10.1

GENERAL RELEASE AND SEVERANCE AGREEMENT

This General Release and Severance Agreement (the “Agreement”), dated as of December 9, 2019, is made and entered into by and between James Barry (“Executive”) and InspireMD, Inc. (the “Company”).

For good and valuable consideration, the receipt of which is hereby acknowledged, in order to effect a mutually satisfactory and amicable separation of employment from the Company and to resolve and settle finally, fully and completely all matters and disputes that now or may exist between them, as set forth below, Executive and the Company agree as follows:

1. Separation from Employment. Effective December 31, 2019 (the “Separation Date”), Executive’s employment with the Company shall cease, in accordance with Section 4.1 of the Employment Agreement (as defined below), based upon the mutual agreement of the parties hereto, and he shall, as of the Separation Date, relinquish all positions, offices, and authority with the Company and any Company subsidiaries and affiliates. On or before the Separation Date, Executive shall submit a letter of resignation from the Company’s Board of Directors (the “Board”). Executive acknowledges and agrees, except for the payments and benefits described hereunder, Executive has no rights to any other wages and other compensation or remuneration of any kind due or owed from the Company, including, but not limited, to all wages, reimbursements, bonuses, advances, vacation pay (with the exception of any accrued but unused vacation time from 2019 which shall be paid to Executive), severance pay, vested or unvested equity or stock options, awards, and any other incentive-based compensation or benefits to which Executive was or may become entitled or eligible. Notwithstanding the foregoing, Executive shall be reimbursed for any expenses reasonably incurred by Executive at any time prior to the Separation Date in accordance with the Company’s applicable reimbursement policies and procedures, submitted for reimbursement on or before the expiration of thirty (30) days following the Separation Date.

2. Employment Agreement. As of the Separation Date, that certain Amended and Restated Employment Agreement between the parties hereto and dated February 4, 2019 (the “Employment Agreement”) shall terminate forever, and no party shall have any further obligation or liability thereunder, except that Executive acknowledges and agrees that ARTICLE VI PROTECTIVE PROVISIONS of the Employment Agreement, and all sections and provisions thereunder (the “Surviving Provisions”), shall remain in full force and effect in accordance with their terms. For the purposes of clarification, that certain Indemnity Agreement between the Executive and the Company, dated as of January 30, 2012 (the “Indemnity Agreement”), shall continue to remain in full force and effect in accordance with the terms of such Indemnity Agreement (including Section 13 of such Agreement) and nothing in this Agreement will be deemed to modify, alter or amend, in any manner, the provisions of the Indemnity Agreement. In addition to the rights under the Indemnification Agreement (and not in lieu of any rights under the Indemnification Agreement), the Company confirms that the Executive shall also be entitled to any rights to indemnification, defense and to be held harmless (or other similar protection) as set forth in the Certificate of Incorporation (as amended to date) and the Company’s By-Laws (as amended to date) in the manner set forth therein.

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3. Consideration. In consideration of this Agreement and the release herein becoming effective, and Executive’s compliance with his obligations hereunder and with the Surviving Provisions, the Company shall, subject to the other terms and conditions provided herein, including, without limitation, Sections 4, 5 and 12, provide Executive with the following:

(i)  Severance. The Company shall pay Executive severance payments in the aggregate amount of $400,000, less all applicable payroll deductions and tax withholdings, payable as follows: (a) $200,000 shall be paid in equal installments in accordance with the Company’s standard payroll practices during the period commencing on the Effective Date (as defined below) and ending on March 15, 2020, and (b) the remaining $200,000 shall be paid in equal installments in accordance with the Company’s standard payroll practices during the period commencing on July 1, 2020, or such earlier period as provided in Section 12 below (the “Payment Resumption Date”), and ending on the first anniversary of the Effective Date; provided, however, that if (1) a Change in Control (as defined in the Employment Agreement) occurs, (2) the Company raises at least $5 million (in gross proceeds before any expenses, discounts, commissions or other similar amounts) in new capital investments from one or more parties on or after the Separation Date, or (3) any of: the institution by or against the Company of any insolvency, receivership or bankruptcy proceeding(s) or any other proceeding(s) for the settlement of the Company’s debts or the assignment for the benefit of the Company’s creditors or the Company’s dissolution or ceasing to do business, in any case, prior to the date that the last payment has been made pursuant to this subsection (i), then any remaining amounts to be paid to Executive on or before March 15, 2020 pursuant to this subsection shall be paid to him on the Company’s next regularly scheduled payroll date concurrent with or next following the date on which the first event described in (1), (2) or (3) above occurs (the “Acceleration Date”) and, provided further, that if the Acceleration Date occurs on or after March 16, 2020, but before the Payment Resumption Date, then any remaining amounts to be paid to Executive pursuant to this subsection shall be paid to him on the Company’s next regularly scheduled payroll date concurrent with or next following the Payment Resumption Date.

(ii) Outplacement Services. The Company shall pay Executive an additional lump-sum payment of $25,000, less all applicable payroll deductions and tax withholdings, on the Company’s first regularly scheduled payroll date on or next following the Effective Date, which amount is intended to offset the costs of any executive outplacement services or similar educational programs incurred by Executive on or after the Separation Date.

(iii) Equity Award. As soon as administratively practicable following the date hereof and, in any event, no later than the Separation Date, the Company shall, subject to approval by the Board, grant Executive an award of 165,000 restricted stock units (the “RSUs”), subject to the terms and conditions of the Company’s 2013 Long-Term Incentive Plan and its standard form of Restricted Stock Unit Award Agreement, which agreement shall provide, among other things, that (a) the RSUs shall be fully vested on the date of grant; (b) if Executive revokes this Agreement as provided in Section 5 below, the RSUs shall be, without any further action on the part of the Company or Executive, immediately and irrevocably terminated and forfeited by Executive; and (c) the RSUs shall be converted into shares of the Company’s common stock in the 2020 calendar year on a date mutually agreeable to the Company and Executive but, in no event, later than January 15, 2020.

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(iv) Additional Stipend. Subject to the other provisions of this subsection (iv), the Company shall pay Executive an additional monthly stipend of $2,986, up to a maximum of $53,748, less all applicable payroll deductions and tax withholdings, payable as follows: (a) $17,916 shall be paid in three equal installments on the Company’s first regularly scheduled payroll date occurring in January, February, and March of 2020, and (b) an additional $2,986 shall be paid on the Company’s first regularly scheduled payroll date occurring in each month during the period commencing on the Payment Resumption Date and ending on the eighteen (18) month anniversary of the Separation Date; provided, however, that if Executive becomes eligible for health benefits under the terms of another employer’s group health plan, then he shall no longer be eligible to receive any future payments pursuant this subsection (iv), and any unpaid amounts potentially payable to Executive pursuant this subsection shall be for forfeited. In addition, each such stipend payment made to Executive pursuant to this subsection shall include an additional amount equal to the full amount of local, state, federal, or other income or employment taxes required to be withheld on such stipend payments (the “Gross-up Payment”). Executive acknowledges and agrees that the Gross-Up Payment shall also be subject to all applicable payroll deductions and tax withholdings.

4. Release of Claims. For and in consideration of the right to receive the consideration described in Section 3 of this Agreement, Executive fully and irrevocably releases and discharges the Company, including all of its affiliates, parent companies, subsidiary companies, employees, owners, directors, officers, principals, agents, insurers, and attorneys from any and all claims arising or existing on, or at any time prior to, the date this Agreement is signed by Executive. Such released claims include, without limitation, claims relating to or arising out of: (i) Executive’s hiring, compensation, benefits and employment with the Company, (ii) Executive’s separation from employment with the Company, and (iii) all claims known or unknown or which could or have been asserted by Executive against the Company, at law or in equity, or sounding in contract (express or implied) or tort, including (to the extent any of the foregoing or following can be waived under applicable law) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, pregnancy, sexual orientation, or any other form of discrimination, harassment, or retaliation, including, without limitation, age discrimination claims under the Age Discrimination in Employment Act; the Americans with Disabilities Act; claims under Title VII of the Civil Rights Act of 1964; the Rehabilitation Act; the Equal Pay Act; the Family and Medical Leave Act, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Civil Rights Act of 1866 and/or 1871; the Sarbanes Oxley Act; the Executive Polygraph Protection Act; the Uniform Services and Employment and Re-Employment Rights Act; the Worker Adjustment Retraining Notification Act; the National Labor Relations Act and the Labor Management Relations Act; the New York State and City Human Rights Laws and any other similar or equivalent state laws; and any other federal, state, local, municipal or common law whistleblower protection claim, discrimination or anti-retaliation statute or ordinance; claims arising under the Employee Retirement Income Security Act; claims arising under the Fair Labor Standards Act; or any other statutory, contractual or common law claims. Executive does not release Executive’s right to enforce the terms of this Agreement or release his rights to indemnification as required by applicable law, policy, the Indemnification Agreement, the Company’s Certificate of Incorporation, as amended, or the Company’s By-Laws, as amended.

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5. Review and Consultation. Executive acknowledges that: (i) this Agreement is written in terms and sets forth conditions in a manner which he understands; (ii) he has carefully read and understands all of the terms and conditions of this Agreement; (iii) he agrees with the terms and conditions of this Agreement; and (iv) he enters into this Agreement knowingly and voluntarily. Executive acknowledges that he does not waive rights or claims that may arise after the date this Agreement is executed, that he has been given twenty-one (21) days from receipt of this Agreement in which to consider whether he wanted to sign it, that any modifications, material or otherwise made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period, and that the Company advises Executive to consult with an attorney before he signs this Agreement. The Company agrees, and Executive represents that he understands, that he may revoke his acceptance of this Agreement at any time for seven (7) days following his execution of the Agreement and must provide notice of such revocation by giving written notice to the Company. If not revoked by written notice received on or before the eighth (8th) day following the date of his execution of the Agreement, this Agreement shall be deemed to have become enforceable and on such eighth (8th) day (the “Effective Date”).

6. Confidentiality. Executive agrees that he will keep both the fact of this Agreement and the terms of this Agreement confidential, and will not disclose the fact of this Agreement or the terms of this Agreement to anyone other than Executive’s spouse/registered domestic partner, attorney or accountant/tax advisor, unless otherwise required to under applicable law or regulation after providing reasonable notice in writing to the Company and a reasonable opportunity to challenge any such disclosure.

7. Governing Law/Venue. The Parties agree that the Agreement shall be governed by and construed under the laws of the State of Delaware. In the event of any dispute regarding this Agreement, the Parties hereby irrevocably agree to submit to the exclusive jurisdiction of the federal and state courts situated in New Castle County, Delaware, and Executive agrees that he shall not challenge personal or subject matter jurisdiction in such courts. The Parties also hereby waive any right to trial by jury in connection with any litigation or disputes under or in connection with this Agreement.

8. Voluntary. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. The parties acknowledge that they have had ample opportunity to have this Agreement reviewed by the counsel of their choice.

9. Acknowledgment. Executive acknowledges and agrees that the severance payments and other consideration provided herein are consideration to which Executive is not otherwise entitled except pursuant to the terms of this Agreement and are being provided in exchange for Executive’s compliance with his obligations set forth hereunder.

10. No Admission of Liability. This Agreement shall not in any way be construed as an admission by the Company or Executive of any acts of wrongdoing or violation of any statute, law or legal right.

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11. Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of the parties themselves, as well as their respective representatives, successors, permitted assigns, heirs and estates.

12. Code Section 409A; Specified Employee. Executive acknowledges that, as of the date hereof, he is a “specified employee”, as such term is defined under Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended, and the regulations and other authoritative guidance issued thereunder (“Section 409A”), and, as such, the payments and other benefits described in Section 3 above (other than any such payments or benefits permitted by Section 409A to be paid within six (6) months of Executive’s termination of employment) have been structured in a way so that such payments and benefits shall not be paid or provided to Executive until the Company’s first regularly scheduled payroll date coincident with or next following the earlier of the date (i) that is one day following the six-month anniversary of the Separation Date and (ii) of Executive’s death (with such period being referred to herein as, the “Delay Period”). Any payment or benefits that would have otherwise been paid or provided to Executive during the Delay Period, whether in a lump-sum or installments, shall be paid or provided to Executive (or, in the event of Executive’s death, to the personal representative of his estate or his beneficiary) in a lump-sum with the first payment to be paid hereunder to Executive following the Delay Period.

13. Sole Agreement and Severability. Except as set forth herein, this Agreement is the sole, entire and complete agreement of the parties relating in any way to the subject matter hereof. No statements, promises or representations have been made by any party to any other party, or relied upon, and no consideration has been offered, promised, expected or held out other than as expressly set forth herein, provided only that the release of claims in any prior agreement or release shall remain in full force and effect. The covenants contained in this Agreement are intended by the parties hereto as separate and divisible provisions, and in the event that any or all of the covenants expressed herein shall be determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.

SIGNATURE PAGE FOLLOWS

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PLEASE READ CAREFULLY. THIS GENERAL RELEASE AND SEVERANCE AGREEMENT INCLUDES A RELEASE OF ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, AGAINST INSPIREMD, INC.

INSPIREMD, INC.			JAMES BARRY

By:	/s/ Paul Stuka		/s/ James Barry
Title:	Chairman	Date:	December 9, 2019
Date:	December 9, 2019

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